Exhibit 10.1

October 7, 2024
Michael A. Pedraja
[address]

Dear Michael:
Employers Holdings, Inc. (the “Company”) is pleased to confirm its offer of employment to you as Executive Vice President, Finance and Chief Financial Officer (Designate), reporting directly to the Chief Executive Officer of the Company and, effective March 31, 2025 or such other date as agreed to by the parties, you shall serve as Chief Financial Officer of the Company, and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the direction of the Company’s Chief Executive Officer. You will be permitted to work on a remote basis in accordance with the Company’s policy, subject to normal travel for Company business. This offer letter supersedes and replaces any previously discussed or negotiated offer of employment whether verbal or written.

1.Your tentative start date will be February 3, 2025 or such other date as agreed to by the parties (but in any event no later than February 17, 2025 (such date, the “Start Date”).

2.Your starting salary will be $20,576.93 per bi-weekly pay period, which is $535,000.18 on an annualized basis (less all applicable withholdings).
3.As an inducement for you to accept employment with the Company, you will receive a sign-on bonus of $525,000 (the “Sign-On Bonus”), payable in your paycheck for the first full pay period following your start date (less all applicable withholdings). Should you voluntarily terminate your employment with the Company prior to the one (1) year anniversary of your Start Date or if you are terminated by the Company for Cause (as defined in the Employers Holdings, Inc. Key Executive Change in Control and Severance Plan), you agree, as evidenced by your signature on this letter, to repay to the Company, within 30 days following your termination, the entire Sign-On Bonus.

4.You are eligible to participate in our health benefits, life insurance benefits and our 401(k) retirement plan on the first day of the month following your Start Date.

5.Currently, vacation is earned at a rate of 25 days per year (earned at a rate 7.70 hours per pay period), sick time is earned at a rate of 10 days per year (earned at a rate 3.08 hours per pay period) and the Company provides twelve (12) paid holidays each year.
6.You are eligible to participate in the Annual Bonus program applicable to all executives at the level of VP and above, effective on your first day of employment, but in any event not before January 1, 2025. In 2025, the target for the full year for your role is 70% of base salary, and the range of potential bonus payouts is 0% – 250% of target. Any bonus payout is subject to the discretion of the Human Capital Management and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), assuming certain corporate performance criteria are achieved and subject to your continued employment with the Company and the other terms and conditions set forth in the Annual Bonus program.

7.You are eligible to participate in the Long-Term Incentive (LTI) program applicable to all executives at the level of VP and above. The Compensation Committee historically makes annual equity grants in March of each year, with final grant amounts approved at the discretion of the Compensation Committee. For your 2025 annual grant, the LTI target value is expected to be $600,000, with the grant to be delivered in the same form of awards as the annual grants to the Company’s other Executive Vice Presidents.

For context, the 2024 LTI program included grants of Restricted Stock Units and Performance Share Units for employees at the Executive Vice President level. The 2024 Restricted Stock Unit grants are scheduled vest annually over a 4-year period, subject to continued service and the terms of the award agreements. The 2024 Performance Share Unit grants have a three-year performance period and are scheduled to vest subject to the achievement of pre-established performance criteria, continued service and the terms of the award agreement.

8.As an inducement for you to join the Company and in consideration of equity awards that you will be forfeiting by leaving your current employer, at the same time that you receive your 2025 LTI award, the Company will grant you Performance Share Units with a target grant date value of
$1,200,000 and which will be subject to the same vesting conditions and terms as the 2025 Performance Share Unit grants.
9.The Compensation Committee, in its discretion, determines the elements of the annual bonus and LTI program each year, so the elements and payouts can vary significantly from year to year. The Company reserves the right to change or terminate its benefit plans and programs at any time in accordance with the terms of such benefit plans and programs.

10.Your employment with the Company is “at will” and can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or you, except as otherwise provided by law. The terms of this offer letter, therefore, do not and are not intended to create an expressed or implied contract of employment with the Company. No manager or representative of the Company other than the Board of Directors or the Chief Executive Officer has authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract contrary to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by the Chief Executive Officer of the Company.
11.Additionally, as an Executive Vice President, you will receive a car allowance of $1,200.00 per month (less all applicable withholdings) to be paid in equal installments each bi-weekly pay period. This allowance will be considered as income to you, however, it will not be used in the calculation of any Company-sponsored benefits.

12.This offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.
13.This offer to hire you is contingent upon licensure, where required; your qualification to work in the insurance industry; passing all reference and background checks; and completion of the below certification.

14.This offer to hire you is contingent upon a negative test result of a pre-employment drug screen conducted within five (5) business days of receiving this letter. By signing below, you understand that you will visit our provider within five (5) business days of receipt of this letter and participate in a pre-employment drug screen. Should the drug screen be returned with a positive test result, you will not be eligible for hire.

15.By signing below and accepting this offer, you represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement. You further represent and warrant that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

16.This offer to hire is also subject to completion of the Conflicts of Interest Policy Employee Acknowledgement Signoff, which states that all employees are responsible for avoiding real and/or perceived conflicts of interest. The policy states that neither you nor any member of your family shall directly or indirectly participate in any business, which competes with the Company, unless that participation is made known to the Company in advance and approved in writing by the Company’s General Counsel.

17.As an Executive Vice President, you will be subject to the Company’s Compensation Recovery Policy, a copy of which is provided with this letter, and any other clawback or recoupment policy that the Company adopts in the future. In addition, you acknowledge that you shall also be subject to additional policies of the Company and its affiliates as in effect from time-to-time, including the Company’s Code of Conduct and policies with regard to stock ownership and securities trading by senior executives.

18.As an employee of the Company, during your new hire employee orientation you will receive the Company’s online Employee Handbook and information that outlines our personnel policies and benefit programs. It is required for you to read all of these materials thoroughly and to acknowledge receipt and understanding of our Employee Handbook and policies. Any questions regarding benefits administration should be directed to Human Resources at (775) 327-2556.
19.This offer, the terms of this offer and your acceptance or rejection of this offer must be held in strictest confidence until such time that the Company is prepared to make a formal announcement.

20.This offer is valid through 5:00 pm PDT on October 10, 2024.

Michael, if you agree with and accept the terms of this offer of employment, please sign and return via DocuSign no later than 5:00 pm PDT on October 10, 2024. Additionally, please feel free to contact me with any questions you may have. We are confident your employment with Employers Holdings, Inc. will prove mutually beneficial, and we look forward to having you join us.

Sincerely,

/s/ John Mutschink

John Mutschink
EVP, Chief Administrative Officer Employers Holdings, Inc.

I ACCEPT THE ABOVE TERMS OF EMPLOYMENT.

/s/ Michael A. Pedraja	10/8/2024
Name	DATE

CERTIFICATION
I certify that I am not a Prohibited Person as described in Section 1033 of Title 18 of the United States Code (“Section 1033”), and I have not been convicted of a felony in any local, state, or federal jurisdiction for acts described under Section 1033. My signature below confirms that I have been given a copy of Section 1033, and that it is my responsibility to notify the Corporate Compliance Officer within 30 days should my status with regard to being a Prohibited Person change at any time during my employment.

/s/ Michael A. Pedraja	10/8/2024
Michael A. Pedraja	DATE